FINAL TRANSCRIPT

Exhibit (a)(5)(clxxvi)

Conference Call Transcript

ORCL—Oracle Shareholders Meeting

Event Date/Time: Oct. 29. 2004 / NTS ET

Event Duration: N/A

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FINAL TRANSCRIPT

ORCL - Oracle Shareholders Meeting

CORPORATE PARTICIPANTS

Jeff Henley

Oracle Corporation—Chairman of the Board of Directors

Larry Ellison

Oracle Corporation—CEO

Harry You

Oracle Corporation—CFO

Michael Boskin

Oracle Corporation—Director

Jeff Berg

Oracle Corporation—Director

Joe Grundfest

Oracle Corporation—Director

Don Lucas

Oracle Corporation—Director

Jack Kemp

Oracle Corporation—Director

Hector Garcia-Molina

Oracle Corporation—Director

Ray Bingham

Oracle Corporation—Director

Safra A. Catz

Oracle Corporation—Co-President

Charles Phillips

Oracle Corporation—Co-President

Dan Cooperman

Oracle Corporation—General Counsel & Secretary

CONFERENCE CALL PARTICIPANTS

Tony Mezzapali

Shareholder

Donald Meterforth

Shareholder

Bruce Witson

Shareholder

Jack Ringham

Shareholder

Manny Rosen

Shareholder

Chowdhry

Shareholder

Geraldine Larry

Shareholder

Jodie Campbell

Shareholder

Rich Willis

Shareholder

Bill Hess

Shareholder

Diane Gates

Shareholder

Shanna Gazely

Shareholder

Important Notice

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on November 3, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

[TRANSCRIPT HAS BEEN REDACTED TO REMOVE STATEMENTS UNRELATED TO ORACLE’S TENDER OFFER]

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FINAL TRANSCRIPT

ORCL - Oracle Shareholders Meeting

PRESENTATION

Jeff Henley - Oracle Corporation—Chairman of the Board of Directors

OK. I think we are ready to get started.

[Redacted]

I’ll now invite Harry You, Oracle’s CFO to give a brief presentation regarding the financial performance of Oracle.

Harry You - Oracle Corporation—CFO

[Redacted]

Let me pause here for a minute and talk a little bit about where we stand on merger and acquisition activity because that is obviously important for us and management as well as for all of us as shareholders. As we described on the last earnings call, we are going to be very financially conservative and look at valuations of M&A targets through many different financial lenses.

We will not only try to insure that in the near terms, the transactions we might contemplate are GAAP earnings per share accretive, but we will also be looking to make sure that these transactions over a reasonable period of time are free cash flow accretive and do not change in any fundamental way the strong margin and ROC characteristics of our business.

At the same time there are clearly some strategic opportunities for us to take advantages which Larry, Charles, Safra and Jeff have described in the past and we will continue to see if we can take advantage of the opportunities that might present themselves in the software industry.

On PeopleSoft in general, we’ve really seen most of the news been updated in the press. The anti-trust proceedings are complete in both the United States and the E.U. and we were gratified by both outcomes. We are now currently in Delaware Chancery Court. We’ve finished two weeks of trial and there is some additional testimony that the judge has requested. And the timing for a determination by the Chancery Court at this point in time is unclear. There is also an additional trial in Alameda County, which we believe will commence in early January.

[REDACTED]

QUESTION AND ANSWER

[Redacted]

Donald Meterforth Shareholder

Thank you. Mr. Ellison, my name is Donald Meterforth (ph) and I am a shareholder and I am also an investment advisor for others to our Oracle shareholders.

And I was just wondering — I’m quoting from the New York Times here, but it looks like on October 8th you told the judge in Delaware “the only way to get bigger and better was to buy PeopleSoft.” And I’m wondering if you could elaborate on that comment just a little bit.

Larry Ellison - Oracle Corporation—CEO

I can elaborate by saying that’s not what I said.

Donald Meterforth Shareholder

OK.

Larry Ellison - Oracle Corporation—CEO

I said one of the ways — I said we were going to grow by a culmination of secular growth and by acquisition. But the idea that the only way we could get larger is to buy PeopleSoft, it would imply there is no one else to buy or there is no secular growth and that simply isn’t the case.

So there are other acquisition targets that have been covered by the press. And that is another way to grow. There are many other companies, we could consider buying other than PeopleSoft. And of course it’s just general growth in our database business is growing rather rapidly.

Donald Meterforth Shareholder

Thank you.

[Redacted]

Rich Willis Shareholder

My name is Rich Willis (ph). I’m a shareholder. I have this nightmare scenario where Oracle is successful at buying PeopleSoft for about seven billion or some huge amount of money and then the culture clash between the two companies is so great,

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FINAL TRANSCRIPT

ORCL - Oracle Shareholders Meeting

the PeopleSoft employees start leaving en masse. The customers start getting incredibly poor service and they start dropping the products.

And Oracle management is trying to keep this thing together and it’ just kind of snowballs downhill and SAP ends up taking all the business. And Oracle stockholders end up really suffering in the end. I’m wondering what you can say, to tell me that this nightmare scenario is not going to happen?

Larry Ellison - Oracle Corporation—CEO

Well, we’ve had 16 months to think this through. And we’ve actually been thinking about the acquisition for actually years before we actually made an offer. So we’ve thought hard about how we’re going to continue to develop the PeopleSoft products and support the customers. It’s essential that we do a great job of supporting the customers, because we want to hold onto those customers.

So I think we have a plan in place that will ensure that PeopleSoft customers get not only high quality of support, but their products continue to improve, and that they’re actually happier with Oracle as a supplier than they were with PeopleSoft.

That’s our strategy. We have a plan designed to accomplish that. So the PeopleSoft customers will be happy. Most of them will stick around. We think it’ll help grow our business dramatically if we’re successful with the acquisition. That means successful in acquiring and successful in managing the acquisition afterwards. But again it’s something that management’s spent a lot of time on and we’re pretty optimistic about. The gentleman here.

Bill Hess Shareholder

Good morning. I’m Bill Hess (ph). I’m a stockholder and given — follow up to this question that PeopleSoft assuming it’s going to be acquired will require a significant amount of management time and money, how would you prioritize in terms of potential for the next say five or ten years the different continents available to Oracle? In other words, where will the real growth come? Will it still be in the United States or China or Europe, South America? How would you prioritize the potentials there?

Larry Ellison - Oracle Corporation—CEO

I think there is good growth opportunity for our business all over the world. So I think — I’m not sure. Maybe the Asian economies are growing very, very rapidly now. China is growing very rapidly. India is growing very rapidly. But I think our business can grow all over the world. I mean clearly the more rapidly growing an economy is presented slightly better opportunity for us to grow our business than say in Western Europe which is slower growing.

But again our plan — our expectation is to strengthen our business globally. In the Americas, in Asia Pacific and in Europe, I’m sorry it’s such a general question but that really is our plan. I don’t think we’ve said that we’re really going to focus on manufacturing in Asia Pacific or we’re going to focus on the service industries in North America. It’s really a global plan, and we will in some — to some degree it’s a matter of our own execution, to some degrees it’s a matter of the macroeconomics, and the different regions of the world.

Bill Hess Shareholder

(Inaudible) now?

Larry Ellison - Oracle Corporation—CEO

I — no, if all goes according to plan, and again we spent a lot of time on it, it should accelerate our growth all over the world, probably more so in North America. PeopleSoft is a North American-centric company. So it’ll help our business more in North America than let’s say in Asia Pacific.

Bill Hess Shareholder

Thank you.

[Redacted]

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